Exhibit 10.1
AMENDMENT TO LOAN DOCUMENTS
     THIS AMENDMENT to Loan Documents (this “Amendment”) is entered into as of April 24, 2006 (the “April 2006 Amendment Date”), by and between SILICON VALLEY BANK, a California corporation (“Bank”), and ENDOCARE, INC., a Delaware corporation (“Borrower”), whose chief executive office is located at 201 Technology Drive, Irvine, California 92618.
Recitals
     A. Borrower and Bank are parties to that certain Loan and Security Agreement, with an Effective Date of October 26, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”).
     B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.
     C. Borrower has requested that Bank amend the Loan Agreement to, among other things: (i) extend the Maturity Date; (ii) modify the Tangible Net Worth financial covenant; (iii) provide for a new $500,000 fully-reserved Term Loan; and (iv) make certain other revisions to the Loan Agreement; in each case, all as more fully set forth herein.
     D. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.
Agreement
     Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
     1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement. The term “April 2006 Amendment Date” as defined in the preamble to this Amendment hereby is incorporated into the Loan Agreement.
     2. Amendments to Loan Documents.
          2.1 Extension of Maturity Date. The definition of “Maturity Date” set forth in Section 13.1 of the Loan Agreement hereby is amended and restated in its entirety to read as follows:
          “Maturity Date” is February 28, 2007.

          2.2 Modification of Tangible Net Worth Financial Covenant. Section 6.9(a) of the Loan Agreement hereby is amended and restated in its entirety to read as follows:
          (a) Tangible Net Worth. A Tangible Net Worth of at least the sum of the following (the “Required TNW Amount”): (a) the TNW Base Amount (as defined below), plus (b) 25% of all consideration received after January 31, 2006 for issuances of Endocare’s equity securities and the principal amount of Subordinated Debt of the Borrower, plus (c) 25% of the Endocare’s positive consolidated Net Income in each fiscal quarter ending after January 31, 2006.
As used herein, the term “TNW Base Amount” means, as of any date of determination:
(a) $9,000,000 with respect to the month ending February 28, 2006;
(b) $8,000,000 with respect to the month ending March 31, 2006;
(c) $8,000,000 with respect to the month ending April 30, 2006;
(d) $7,500,000 with respect to the month ending May 31, 2006;
(e) $7,500,000 with respect to the month ending June 30, 2006;
(f) $7,000,000 with respect to the month ending July 31, 2006;
(g) $6,500,000 with respect to the month ending August 31, 2006;
(h) $6,000,000 with respect to the month ending September 30, 2006;
(i) $5,500,000 with respect to the month ending October 31, 2006;
(j) $4,500,000 with respect to the month ending November 30, 2006;
(k) $4,000,000 with respect to the month ending December 31, 2006;
(l) $3,500,000 with respect to the month ending January 31, 2007; and

(m) $2,500,000 with respect to the month ending February 28, 2007.
Increases in the Required TNW Amount based on consideration received for equity securities and Subordinated Debt of the Borrower shall be effective as of the end of the month in which such consideration is received, and shall continue effective thereafter. Increases in the Required TNW Amount based on Net Income shall be effective on the last day of the fiscal quarter in which such Net Income is realized, and shall continue effective thereafter. In no event (except for step-downs in the TNW Base Amount as expressly set forth in the definition thereof) shall the Required TNW Amount be decreased from one fiscal period to another subsequent fiscal period.
          2.3 Addition of New Term Loan. The following hereby is added, in proper numerical order, as a new Section 2.1.5 of the Loan Agreement:
          2.1.5 Term Loan.
               (a) Availability. Subject to the terms and conditions of this Agreement, during the period commencing on the April 2006 Amendment Date and ending 6 months thereafter (the “Term Loan Draw Period”), Bank shall make one or more term loans (individually and collectively, the “Term Loan”) in an aggregate original principal amount not to exceed $500,000. Each Term Loan must be in an amount equal to at least $100,000. Borrower may only request up to three (3) Term Loans hereunder. After repayment, no Term Loan or portion thereof may be reborrowed.
               (b) Repayment. Term Loans outstanding on the last day of the Term Loan Draw Period are payable in consecutive equal monthly installments of principal, each in the amount of 1/30th of the aggregate outstanding Term Loan balance as of the last day of the Term Loan Draw Period, beginning on the first day of each month following the last day of the Term Loan Draw Period and ending on the Maturity Date; provided, however, that on the Maturity Date, all outstanding principal for the Term Loan, plus all accrued and unpaid interest thereon, plus all other Obligations, shall be due and payable. Interest on the Term Loans shall accrue from and after the date of funding and shall be payable, in arrears, in monthly payments of accrued interest, beginning on the first day of each month following the date in which the applicable Term Loan is funded and ending on the Maturity Date.

          2.4 Reservation of Term Loan Against Revolving Advances. Section 2.1.1(a) of the Loan Agreement hereby is amended and restated in its entirety to read as follows:
          (a) Availability. Subject to the terms and conditions of this Agreement and to deduction of Reserves, Bank will make Advances to Borrower up to an amount (“Net Borrowing Availability”) not to exceed the result of: (i) the lesser of (y) the Maximum Revolver Amount, or (z) amounts available under the Borrowing Base; minus (ii) the then aggregate outstanding amount of the Term Loan; provided, however, that Bank shall have no obligation to make, or permit to remain outstanding, Advances based on Borrower’s Eligible Inventory (“Inventory Advances”) if and to the extent the Inventory Advances exceed, or would exceed, 50% of the aggregate outstanding amount of Advances based on Borrower’s Eligible Accounts. Advances and other Credit Extensions will be made to each Borrower based on the Eligible Accounts and Eligible Inventory of such Borrower, subject to the Maximum Revolver Amount for all Advances and other Credit Extensions to all Borrowers combined. Advances borrowed pursuant to this Section may be repaid and, subject to the terms and conditions hereof, reborrowed during the term of this Agreement.
          2.5 Term Loan Interest Rate. Section 2.3(a) of the Loan Agreement hereby is amended and restated in its entirety to read as follows:
          (a) Interest Rate; Obligations. Subject to Section 2.3(b), the amounts outstanding under the Revolving Line and the Term Loan shall accrue interest at a per annum rate equal to the Loan Margin above the Prime Rate, which interest shall be payable monthly. As used herein, the term “Loan Margin” means, as of any date of determination: (a) at all times during the period that Phase I is in effect, 1.00 percentage points; and (b) at all times during the period that Phase II is in effect, 1.50 percentage points.
          2.6 Additional Conforming Modifications relative to the Term Loan.
               (a) The defined term “Credit Extension” set forth in Section 13.1 of the Loan Agreement hereby is amended and restated in its entirety to read as follows:
               “Credit Extension” is any Advance, any Term Loan, or any other extension of credit by Bank for Borrower’s benefit.

               (b) The following new defined terms hereby are added, in proper alphabetical order, to Section 13.1 of the Loan Agreement:
     “Term Loan” has the meaning ascribed to such term in Section 2.1.5. hereof.
     “Term Loan Draw Period” has the meaning ascribed to such term in Section 2.1.5. hereof
     3. Limitation of Amendments.
          3.1 The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.
          3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.
     4. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:
          4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;
          4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Documents, as amended by this Amendment;
          4.3 The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;
          4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Documents, as amended by this Amendment, have been duly authorized;

          4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Documents, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;
          4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Documents, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and
          4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.
     5. Fee. In consideration for Bank entering into this Amendment, Borrower shall pay Bank a fee of $16,000 concurrently with the execution and delivery of this Amendment, which fee shall be non-refundable and in addition to all interest and other fees payable to Bank under the Loan Documents. Bank is authorized to charge said fee to Borrower’s loan account.
     6. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
     7. Effectiveness. This Amendment shall be deemed effective upon the due execution and delivery to Bank of this Amendment by each party hereto.
[Remainder of page intentionally left blank; signature page immediately follows.]

     In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.
ENDOCARE, INC.

By:	/s/ Michael R. Rodriguez
Name:	Michael R. Rodriguez
Title:	SVP, Finance & CFO

SILICON VALLEY BANK

By:	/s/ Kurt Miklinski
Name:	Kurt Miklinski
Title:	Vice President